Exhibit 99.1

THORNBURG MORTGAGE RAISES $1.35 BILLION

THROUGH PRIVATE PLACEMENT OF

SENIOR SUBORDINATED SECURED NOTES AND WARRANTS

SANTA FE, N.M. – March 31, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA) today announced that it has completed its previously announced offering to raise $1.35 billion from the sale of senior subordinated secured notes, warrants to purchase common stock and a participation in certain mortgage-related assets. The company has received $1.15 billion of the proceeds from the offering. The remaining $200 million of the offering proceeds is being held in escrow and will be delivered to the company upon the successful completion of a tender offer for its preferred stock, as described below.

The company’s senior subordinated secured notes, which are scheduled to mature on March 31, 2015, have an annual interest rate of 18%, which will be adjusted to 12% upon shareholder approval of an increase in the number of authorized shares of capital stock that the company may issue to 4 billion shares and the successful completion of a tender offer for its preferred stock, as described below. Each purchaser of these notes also received initial detachable warrants to purchase shares of common stock, which are exercisable at a price of $0.01 per share. These warrants, in the aggregate, will be equal to approximately 39.6% of the currently outstanding fully diluted shares of the company after giving effect to all anti-dilution adjustments under all existing instruments and agreements. The company sold $1.15 billion aggregate principal amount of the notes and the detachable warrants for an aggregate purchase price of $1.05 billion.

In addition, the company and the investors in the new notes have entered into a 7-year Principal Participation Agreement whereby the investors have paid the company $100 million and, in return, the investors will receive monthly payments in the amount of the principal payments received on the company’s portfolio of mortgage securities and other assets constituting collateral under the Override Agreement described below, after deducting amounts due under the financing agreements that relate to such assets.

Investors will be entitled to receive these payments from the March 16, 2009 expiration date of the Override agreement through March 31, 2015, the maturity date of the Principal Participation Agreement. At the maturity date of the Principal Participation Agreement, the investors will receive the mark-to-market valuation of the collateral after deducting the then outstanding balances of the financing agreements that relate to such collateral. The Principal Participation Agreement may be terminated before the 7th year anniversary, at the company’s option, upon the occurrence of a shareholder vote to increase the number of authorized shares, the purchase by the company of at least 90% of the outstanding preferred stock in the tender offer described below and the issuance of the additional warrants as described below.

Upon approval of the company’s shareholders of an increase in the number of authorized shares of capital stock, the purchase by the company of at least 90% of the outstanding preferred stock in the tender offer described below and termination of the Principal Participation Agreement described above, those investors who are participants in the Principal Participation Agreement and those who have subscribed to the escrow fund, if such funds are used (both as described below) will then receive additional warrants such that the additional warrants, together with the initial detachable warrants will be exercisable for shares of common stock that constitute 87.8% of the fully diluted equity of the company after giving effect to the issuance of warrants to purchase 5% of the company’s common stock on a fully diluted basis in the tender offer and all anti-dilution adjustments under all existing instruments and agreements. (If warrants are not issued in the tender offer, the initial and additional warrants would constitute 90% rather than 87.8% of the fully diluted shares outstanding.) Upon the occurrence of these events, the investors will receive up to an additional $200 million aggregate principal amount of senior subordinated secured notes and related detachable warrants to the extent that the escrowed funds are used to fund the tender offer and the annual interest payable on the notes will decrease to 12%.

The proceeds of this private placement will be used to satisfy the outstanding margin calls owed to the reverse repurchase agreement counterparties, a key contingency of the Override Agreement, as amended, that the company originally announced on March 19, 2008. The company entered into this agreement with its five remaining reverse repurchase agreement counterparties and their affiliates pursuant to which the counterparties will provide approximately $5.8 billion of reverse repurchase agreement financing. The percentages referenced in the immediately preceding paragraph regarding fully diluted equity after giving effect to the issuance of warrants reflect warrants to be received by the counterparties in connection with the Override Agreement, as previously discussed in the company’s press releases issued earlier this month.

The company will conduct a tender offer for all of its outstanding preferred stock at a price of $5 per $25 of liquidation value, plus, upon shareholder approval of additional authorized shares, warrants to purchase an aggregate of 5% of the company’s common stock outstanding on a fully diluted basis or, if shareholder approval is not obtained, alternative consideration. To the extent that the escrowed funds are not used to purchase the preferred shares that are tendered, unused escrow funds will be returned to the investors. Additionally, the company has suspended dividend payments on all outstanding series of preferred stock.

The company is required to seek shareholder approval to amend the company’s charter to increase the number of shares of capital stock the company is authorized to issue. The company will hold its annual shareholder meeting as promptly as practicable, but no later than June 15, 2008, at which time its shareholders will vote on, among other things, amendments to the company’s Articles of Incorporation to increase the number of authorized shares of capital stock to at least 4 billion shares.

Upon completion of all of the transactions referenced above, common shareholders will hold approximately 5.5% of common stock on a fully diluted basis. The company has agreed that, upon clearance of regulatory matters, if any, certain investors will have the right to designate up to five members of the company’s ten-member board. Five of the company’s current directors, yet to be determined, will resign to make positions available for the directors to be designated by such investors.

The issuance of the warrants in connection with the private placement described above, in connection with the tender offer to be conducted as described above and pursuant to the Override Agreement as previously discussed in the company’s press releases issued earlier this month would normally require approval of the company’s shareholders in accordance with the shareholder approval policy of the New York Stock Exchange. However, after a careful review of the facts, the members of the Audit Committee of Thornburg Mortgage’s Board of Directors determined that any delay caused by securing shareholder approval prior to the issuance of these securities would seriously jeopardize the financial viability of the company. Pursuant to an exception in the New York Stock Exchange’s shareholder approval policy, the company’s audit committee members approved the company’s omission to seek the shareholder approval that would otherwise have been required under that policy. The company has requested approval from the New York Stock Exchange for the use of the exception and in reliance upon this exception, has agreed to mail a letter to all shareholders notifying them of its intention to issue the securities without prior shareholder approval.

Neither the sale or the issuance of the senior subordinated secured notes, the warrants, the participations or the shares of common stock underlying the warrants in this transaction have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and will not be offered, sold or transferred in the United States absent registration or an exemption from registration. The company has agreed to file a resale registration statement on Form S-3 and has agreed to take steps to cause such registration statement to be declared effective within 180 days after the closing of the transaction for purposes of registering the resale by the investors of the shares of common stock underlying the warrants. The company has also agreed to file a registration statement to allow the senior subordinated secured notes to be exchanged for registered notes and guarantees having substantially the same terms as the notes or register the senior subordinated secured notes for resale.

In connection with the tender offer, the company will file a tender offer statement on Schedule TO and related documents with the SEC. We urge security holders to read these materials when they become available because they will contain important information which should be read carefully before any decision is made with respect to the offer. When the documents are filed with the SEC, they will be available for free at the SEC’s web site at www.sec.gov and from the company, Suzanne O’Leary Lopez, 505-989-1900. This announcement does not constitute an offer to sell any of the warrants to be issued in the tender offer, which may be made only pursuant to the definitive tender offer documents.

# # #

The statements in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstance due to a number of factors, including but not limited to: general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to meet the ongoing conditions of the Override Agreement; the company’s ability to obtain approval of use of the financial distress exemption from the New York Stock Exchange; the company’s ability to obtain shareholder approval of an increase in authorized shares; changes in market prices for mortgage securities, changes in interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K/A and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

SOURCE: Thornburg Mortgage, Inc.

Thornburg Mortgage, Inc., Santa Fe

Clay Simmons or Suzanne O’Leary Lopez

505-989-1900

ir@thornburgmortgage.com